Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF

11,475 GOLD EQUIVALENT OUNCES PRODUCED AND SOLD IN Q2 2022

Denver, Colorado – July 13, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 8,746 ounces of gold and 231,622 ounces of silver in Q2 2022 for a gold equivalent total of 11,475 ounces. Additionally, the Company sold 3,590 tonnes of zinc, 286 tonnes of copper, and 1,755 tonnes of lead contributing to a strong cash balance of over $33 million.

Allen Palmiere, President and CEO said “Production remains solid at the Don David Gold Mine in Mexico and the feasibility study continues to advance at the Back Forty Project in Michigan. While the volume of tonnes processed during the quarter dipped at DDGM, grades and recoveries helped ensure we delivered another quarter of over 10 thousand gold equivalent ounces.”

Sales Statistics

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Metal sold
Gold (ozs.)	8,746	5,697	17,127	10,716
Silver (ozs.)	231,622	270,321	497,029	523,382
Copper (tones)	286	365	694	747
Lead (tonnes)	1,755	1,214	3,394	2,390
Zinc (tonnes)	3,590	3,193	7,949	6,327
Average metal prices realized(1)
Gold ($ per oz.)	1,874	1,822	1,886	1,806
Silver ($ per oz.)	22.05	26.88	23.06	26.83
Copper ($ per tonne)	9,275	10,375	9,786	9,595
Lead ($ per tonne)	2,168	2,162	2,254	2,123
Zinc ($ per tonne)	4,338	2,945	4,066	2,871
Precious metal gold equivalent ounces sold
Gold Ounces	8,746	5,697	17,127	10,716
Gold Equivalent Ounces from Silver	2,729	3,988	6,077	7,775
Total AuEq Ounces	11,475	9,685	23,204	18,491

(1) Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	For the three months ended:
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Arista Mine
Tonnes Milled	127,403	126,363	97,806	135,398	135,801	128,884
Average Gold Grade (g/t)	1.68	1.91	2.68	1.93	3.00	2.63
Average Silver Grade (g/t)	78	79	91	82	81	64
Average Copper Grade (%)	0.43	0.36	0.37	0.38	0.41	0.32
Average Lead Grade (%)	1.70	1.63	2.29	2.17	1.97	1.99
Average Zinc Grade (%)	4.29	3.64	4.79	4.77	4.89	4.00
Combined
Tonnes milled(1)	138,980	129,590	98,010	135,398	136,844	129,099
Tonnes Milled per Day(2)	1,604	1,506	1,353	1,559	1,590	1,516
Metal production (before payable metal deductions)(3)
Gold (ozs.)	6,097	6,555	6,933	6,853	11,187	9,317
Silver (ozs.)	307,610	295,979	265,829	330,873	332,292	249,088
Copper (tonnes)	441	368	284	413	431	303
Lead (tonnes)	1,737	1,654	1,808	2,345	2,073	2,020
Zinc (tonnes)	4,377	3,683	3,920	5,349	5,562	4,282

(1) Combined tonnes milled in Q1, Q2 and Q3 2021 included 11,577, 3,227 and 204 tonnes from the Open Pit Mine, respectively. The Open Pit Mine is no longer in production as of Q3 2021. Additionally, Q1 and Q2 2022 combined tonnes milled includes 1,043 and 215 purchased tonnes, respectively, related to an environmental initiative with a local community.

(2) Based on actual days the mill operated during the period.

(3) The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q2 2022 Conference Call

The Company will host a conference call Thursday, July 28, 2022 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://app.webinar.net/AgbarDeZeBK

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: (888) 440-2094

International:             (438) 803-0544

Conference ID: 1047419

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com